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                                                                    EXHIBIT 99.7

                              Employment Contract
                                Amendment No. 1

        The Employment Contract ("Contract") entered into as of December 1, 1995 (the "Effective Date") by and between Community Psychiatric Centers (now known as Transitional Hospitals Corporation and hereafter referred to as "THC"), and Richard L. Conte, an individual ("Conte") is amended as set forth below. The effective date of this Amendment No. 1 is the date of execution by an authorized agent of THC

        1. Notwithstanding anything to the contrary contained in the Employment Contract, in the event of a Contract Payout Event as defined in Article One, Sections 1.5, 1.13 or 1.19 of the Contract, which sections are further referred to in Section 1.11, the Contract Benefits as defined in
Section 1.10 shall become immediately due and payable in a lump sum at the time of the Contract Payout Event, except the Employee Continuation Benefits set forth in subsection (vi), which Continuation Benefits shall be payable according to the terms set forth in (vi).

        2. Notwithstanding anything to the contrary contained in Article One ("Definitions") Section 1.10 (iv), the special founder recognition award ("Award") is to be forgiven pursuant to the terms of the Agreement and Promissory Note, separately executed by Conte at the time of the Award.

        3.      Article One ("Definitions") Section 1.10(v).

                Delete: "plus nine percent (or the percentage applicable to
                        Conte's salary under the deferred compensation plan then in effect, whichever is greater) of the Salary Contract Benefit."
                Add: "plus nine and one-half percent (9.5%) of the Total Cash Compensation paid to Conte. Total Cash Compensation is defined as all cash compensation received, including salary; all bonus plans; special recognition payments, including payable in cash or in the form of loan forgiveness; interim payouts pursuant to this Employment Contract; and, the appreciated value of stock options."

                Article Two ("Duties") Section 2.3.6.

                Delete: "CPC's deferred compensation plan existing on the
                        Effective Date of this Contract provides for deferred compensation equivalent to nine percent of the Salary."

        4. Nothing contained in Article One ("Definitions"), Section 1.24 ("Present Value") is to infer, or in any matter result in an interpretation that the payment of Contract Benefits as defined in Section 1.10 is to be valued or calculated at "Present Value."

        5.      Article Three, Section 3.1.3 ("Non competition Covenant").

                Delete: "or any shire within the United Kingdom..."
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        6.      Article Three, Section 3.2 ("Consulting Agreement").

                Delete: "four (4) years ..."

                Add:    "ten (10) years ..."

                (c)     Office Privileges
                        -----------------

                Delete: "appropriate office facilities ..."

                Add: "office facilities and parking being used by Conte, as of the date of this Amendment No. 1 ..."

        7.      Article Four, Section 4.1.4 (Total Interim Payout).

                Delete: "... plus nine percent (or the percentage then
                        applicable to Conte's salary under the deferred compensation plan then in effect, whichever is greater) of the amount payable under Section 4.1.4(I)."

                Add: "plus nine and one-half percent (9.5%) of the Total Cash Compensation paid to Conte. Total Cash Compensation is defined as all cash compensation received, including salary; all bonus plans; special recognition payments, including payable in cash or in the form of loan forgiveness; interim payouts pursuant to this Employment Contract; and, the appreciated value of stock options."

        8.      Article Five, Section 5.6 (Change of Control - Contract
Benefits).

                Add: "Conte's Salary for the one-year period shall be paid at the time of the Change in Control."


  4/3/97                                  /s/ Richard L. Conte
----------------------                    --------------------------------------
Date                                      Richard L. Conte


                                          Transitional Hospitals Corporation

  4/3/97                                  /s/ Dana Shires, M.D.
----------------------                    --------------------------------------
Date                                      Dana Shires, M.D.
                                          Chairman, Compensation Committee

                                       2
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                                 May 15, 1997




Mr. Richard L. Conte
Chairman and Chief Executive Officer
Transitional Hospitals Corporation
5110 West Sahara Avenue
Las Vegas, Nevada 89102

Dear Richard:

     This letter confirms that it was the intent of the Compensation Committee that your employment agreement provide that upon a change of control, corporate reorganization or hostile take-over all contract benefits, compensation and payments, other than the employee continuation benefits described in section 1.10(vi) of your employment agreement, shall become immediately due and payable in a lump sum at the time of the change of control, corporate reorganization or hostile take-over. The employee continuation benefits are to continue to be payable as provided in section 1.10(vi) of your employment agreement.


                                            Very truly yours,


                                         /s/ DANA SHIRES, M.D.

                                             Dana Shires, M.D.
                                    Chairman of the Compensation Committee



Acknowledged:


/s/ RICHARD L. CONTE
--------------------
Richard L. Conte